EXHIBIT 3.3

ARTICLES OF AMENDMENT

ATTACHMENT TO ARTICLES OF AMENDMENT

TO ARTICLES OF INCORPORATION OF

PACIFIC VEGAS GLOBAL STRATEGIES, INC.

October 14, 2005

4.               The following is an attachment to the Articles of Amendment to the Articles of Incorporation of Pacific Vegas Global Strategies, Inc.:

Article V, Sentence One of the Corporation’s Articles of Incorporation is amended to read as follows:

“The aggregate number of shares which the Corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares of common stock with no par value.”